Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2008, except as to Note 11 as to which date is June 3, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Dell Inc.’s Current Report on Form 8-K dated June 5, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
July 18, 2008